UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2006

Checkers Drive-In Restaurants, Inc.

(Exact name of Registrant as specified in its charter)

Commission file number 0-19649

Delaware	58-1654960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer identification no.)

4300 West Cypress Street Suite 600 Tampa, FL	33607
(Address of principal executive offices)	(Zip code)

(813) 283-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 3, 2006 the Registrant was notified that a state court civil action had been filed against it and all of the members of the Registrant’s Board of Directors in the Hillsborough County, Florida Circuit Court. The style of the action is Pipefitters Local No. 636 Defined Benefit Plan v. Checkers Drive-In Restaurants Inc et. al. Case No. .06-CA-001825.

Plaintiff’s complaint alleges that each of seven individual defendants, collectively comprising all of the members of Registrant’s Board of Directors, individually breached the fiduciary duties owing to shareholders by voting to approve a merger agreement with Taxi Holdings Corp. (“Taxi Holdings”), an affiliate of Wellspring Capital Management LLC, a private equity firm. If the merger agreement is hereafter approved by the Registrant’s shareholders, the Registrant will emerge as a wholly-owned subsidiary of Taxi Holdings and its shareholders will receive cash consideration of $15.00 per common share owned in exchange for their shares of the Registrant. A separate count alleges that the Registrant aided and abetted the individual defendants’ breach of fiduciary duties.

The complaint seeks, among other relief, the court’s designation of class action status, a declaration that entry into the merger agreement was in breach of the defendants’ fiduciary duties and therefore was unlawful and unenforceable, and entry of an order enjoining the defendants from taking further action to consummate the proposed merger. The Registrant’s Board of Directors is of the unanimous belief that the Plaintiff’s action is without merit, and intends for the Registrant and themselves to vigorously defend against it.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Checkers Drive-In Restaurants, Inc.
(Registrant)

Date: March 8, 2006	By:	/s/ Keith E. Sirois
Chief Executive Officer and President